Registration Nos. 333-[•]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Siemens Aktiengesellschaft
(Exact name of registrant as specified in its charter)

Federal Republic of Germany	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)
Wittelsbacherplatz 2
80333 Munich
Germany
Tel.: +49 (89) 636 00
(Address and principal executive offices; Zip Code)

Siemens Savings Plan
Siemens Savings Plan for Union Employees
(Full Title of the plans)

Siemens Corporation
601 Lexington Avenue
New York, NY 10022
(212) 258 4000
(Name, address and telephone number of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Amount to	Proposed Maximum	Proposed Maximum
Name	Title of Securities	be	Offering Price	Aggregate Offering	Amount of Registration
of Plan	to be Registered(1)	Registered(2)(3)	per Share(4)	Price(4)	Fee(4)
Siemens Savings Plan	Ordinary Shares of Siemens Aktiengesellschaft, no par value	18,673,790 Shares	$100.89	$1,883,998,673	$105,127
Siemens Savings Plan for Union Employees	Ordinary Shares of Siemens Aktiengesellschaft, no par value	851,700 Shares	$100.89	$85,928,013	$4,795

(1)	American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) issuable upon deposit of the Ordinary Shares have been registered under a separate registration statement on Form F-6. Each ADS is issued in respect of one (1) Share.

(2)	The number of Ordinary Shares being registered also includes an indeterminate number of Ordinary Shares that may be issuable as a result of stock splits, stock dividends or similar anti-dilution adjustments of the outstanding Ordinary Shares in accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(3)	In addition, pursuant to Rule 416(c) of the Securities Act, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Siemens Savings Plan and the Siemens Savings Plan for Union Employees (together, the “Savings Plans”) described herein.

(4)	Estimated in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act solely for the purpose of computing the registration fee with respect to Ordinary Shares to be purchased under the Savings Plans, based on the average high and low price per Ordinary Share on the Frankfurt Stock Exchange as reported by Xetra on December 1, 2009 translated into U.S. dollars at an exchange rate of €1 to $1.5074, the euro foreign exchange reference rate as published by the European Central Bank on December 1, 2009.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
EXPLANATORY NOTE
     As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. Siemens Aktiengesellschaft (the “Registrant”, “we” or “us”) will deliver the documents containing the information specified in Part I to the participants in the Savings Plans covered by this Registration Statement as required by Rule 428(b). We are not filing these documents with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     We incorporate by reference into this Registration Statement the following documents, to the extent not superseded by documents or reports subsequently filed or furnished:
     (a) Our Annual Report on Form 20-F for the fiscal year ended September 30, 2009 filed with the Commission on December 4, 2009 (the “2009 Form 20-F”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft (“E&Y”), an independent registered public accounting firm, has audited the Registrant’s consolidated financial statements as of September 30, 2009 and for the year then ended included in the Registrant’s 2009 Form 20-F and the effectiveness of the Registrant’s internal control over financial reporting as of September 30, 2009, as set forth in their reports thereon included in the 2009 Form 20-F, which are incorporated by reference in this Registration Statement. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of E&Y as experts in accounting and auditing.
     KPMG AG Wirtschaftsprüfungsgesellschaft (“KPMG”), a registered public accounting firm which was independent as of the date of their audit report dated November 21, 2008, has audited the Registrant’s consolidated financial statements as of September 30, 2008 and for each of the years in the two-year period then ended included in the Registrant’s 2009 Form 20-F as set forth in their report thereon included in the 2009 Form 20-F, which is incorporated by reference in this Registration Statement. Such consolidated financial statements as of September 30, 2008 and for each of the years in the two-year period then ended audited by KPMG are incorporated herein by reference in reliance on such report given on the authority of KPMG as experts in accounting and auditing.
     (b) Siemens Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2008, filed with the Commission on June 29, 2009 pursuant to the Exchange Act.
     (c) Siemens Savings Plan for Union Employees’ Annual Report on Form 11-K for the fiscal year ended December 31, 2008, filed with the Commission on June 29, 2009 pursuant to the Exchange Act.
     J.H. Cohn LLP has audited the individual statements of net assets available for benefits of the Siemens Savings Plan and Siemens Savings Plan for Union Employees as of December 31, 2008, the related individual statements of changes in net assets available for benefits for the year ended December 31, 2008 and the related individual supplemental Schedules H, Line 4i — schedule of assets (held at end of year) (the “Plan Financial Statements”) as of December 31, 2008 as set forth in their report thereon included in the above referenced Forms 11-K, which are incorporated by reference in this Registration Statement. Such Plan Financial Statements are incorporated herein by reference in reliance on such report given on the authority of J.H. Cohn LLP as experts in accounting and auditing.
     KPMG LLP has audited the individual statements of net assets available for benefits of the Siemens Savings Plan and Siemens Savings Plan for Union Employees as of December 31, 2007. Such individual financial statements referred to above are incorporated herein by reference in reliance on such report given on the authority of KPMG LLP as experts in accounting and auditing.
     (d) The description of the Ordinary Shares contained under the heading “Item 10: Additional Information —Capital Stock” in our Registration Statement on Form 20-F/A, filed with the Commission on March 14, 2001, and in “Item 10: Additional Information — Rights, Preferences and Restrictions Attaching To Our Shares” in the 2009 Form 20-F.

     (e) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the fiscal year ended September 30, 2009 or by the Savings Plans since the fiscal year ended December 31, 2008.
     All documents subsequently filed by us (with respect to any Form 6-K, only to the extent designated therein) and the Savings Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
     Our audited consolidated financial statements to be included in subsequently filed documents will be incorporated herein in reliance upon the reports of E&Y pertaining to such financial statements and the effectiveness of internal control over financial reporting (to the extent covered by consents filed with the Commission) and the report of KPMG pertaining to such financial statements (to the extent covered by consents filed with the Commission) given on the authority of each such firm as experts in accounting and auditing.
     The Plan Financial Statements to be included in subsequently filed documents will be incorporated herein in reliance upon the reports of J.H. Cohn LLP pertaining to such Plan Financial Statements (to the extent covered by consents filed with the Commission) given on the authority of such firm as experts in accounting and auditing.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     The validity of the Ordinary Shares to be issued under the Savings Plans will be passed upon for us by Solms U. Wittig, General Counsel Corporate and Finance. Mr. Wittig is a full time employee of the Registrant. Mr. Wittig currently beneficially owns less than 0.001% of our outstanding Ordinary Shares.
Item 6. Indemnification of Directors and Officers
     Under German law, a stock corporation may indemnify its officers, and, under certain circumstances, German labor law requires a stock corporation to do so. However, such a corporation may not, as a general matter, indemnify members of the Managing Board or the Supervisory Board. A German stock corporation may, however, purchase directors’ and officers’ insurance. The insurance may be subject to any mandatory restrictions imposed by German law. In addition, German law may permit such a corporation to indemnify a member of the Managing Board or the Supervisory Board for attorneys’ fees incurred if such member is the successful party in a suit in a country, such as the United States, where prevailing parties are required to bear their own litigation costs, if German law would have required the losing party to pay the member’s attorneys’ fees had the suit been brought in Germany.
     The Registrant provides a group insurance policy for board and committee members and employees of the Siemens organization which is taken out for one year and renewed annually. The insurance covers the personal liability of the insured in the case of a financial loss associated with employment functions. In such a case, the Registrant may, with effect from October 1, 2005, hold members of the Managing Board liable for such loss up to an amount equivalent to 20 percent of the respective Managing Board member’s annual fixed salary. In the same way, each member of the Supervisory Board has individually agreed to be held liable up to an amount equivalent to 20 percent of the fixed compensation component. The insurance policy for the 2010 fiscal year includes a deductible for members of the Managing and Supervisory Boards subject to the requirements of the German Stock Corporation Act (AktG) and the German Corporate Governance Code.

Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit No.	Description of Document

4.2	Siemens Savings Plan

4.3	Siemens Savings Plan for Union Employees

4.4	English translation of Articles of Association of Siemens Aktiengesellschaft updated as of March 24, 2009 (incorporated by reference from Exhibit 1.1 to Siemens Aktiengesellschaft’s Form 20-F for the fiscal year ended September 30, 2009)

4.5	Deposit Agreement dated as of March 1, 2001 (as amended from time to time) among the Siemens Aktiengesellschaft, the JPMorgan Chase Bank, N.A. and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued thereunder (incorporated by reference from the Exhibit to Registration Statement No. 333-13208) (the “Deposit Agreement”)

4.6	Amendment No. 1 to Deposit Agreement (incorporated by reference from Exhibit (a)(2) to Post-Effective Amendment to Registration Statement No. 333-123425)

5.1	Opinion of Solms U. Wittig, General Counsel Corporate and Finance of Siemens Aktiengesellschaft

23.1	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm

23.2	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, registered public accounting firm that was independent as of the date of their audit report dated November 21, 2008

23.3	Consent of J.H. Cohn LLP, independent registered public accounting firm

23.4	Consent of KPMG LLP, registered public accounting firm that was independent as of the date of their audit report dated June 20, 2008

23.5	Consent of Solms U. Wittig, General Counsel Corporate and Finance of Siemens Aktiengesellschaft (included in Exhibit 5.1)

24	Power of Attorney (included in signature pages)
Pursuant to Item 8(b) of Part II of Form S-8, the undersigned Registrant hereby undertakes that it has, both in the past and currently, submitted the Savings Plans to the Internal Revenue Service (the “IRS”) in a timely manner and it has in the past, and will currently, make all changes required by the IRS in order to qualify the Savings Plans.
Item 9. Undertakings
          The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that: Paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Munich, Germany, on December 7, 2009.

Siemens Aktiengesellschaft
By:	/s/ Peter Löscher
	Name:	Peter Löscher
	Title:	President, Chief Executive Officer and Chairman of the Managing Board

By:	/s/ Joe Kaeser
	Name:	Joe Kaeser
	Title:	Executive Vice President, Chief Financial Officer and Member of the Managing Board

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 7, 2009. In addition, each undersigned hereby constitutes and appoints Joe Kaeser, Peter Y. Solmssen, Dr. Klaus Patzak, Solms U. Wittig and Dr. Christian Bleiweiss, jointly and severally, his or her attorneys in fact, each with power of substitution, in his or her name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to the Registration Statement and to file the same, with exhibits thereto and other documents on connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Signature	Title

/s/ Peter Löscher Peter Löscher	President, Chief Executive Officer and Chairman of the Managing Board

/s/ Joe Kaeser Joe Kaeser	Executive Vice President, Chief Financial Officer and Member of the Managing Board

/s/ Klaus Patzak Klaus Patzak, Dr. oec.	Corporate Vice President and Controller

/s/ Wolfgang Dehen Wolfgang Dehen	Executive Vice President and Member of the Managing Board

/s/ Heinrich Hiesinger Heinrich Hiesinger, Dr.-Ing.	Executive Vice President and Member of the Managing Board

/s/ Barbara Kux Barbara Kux	Executive Vice President and Member of the Managing Board

/s/ Hermann Requardt Hermann Requardt, Prof. Dr. phil. nat., Dipl.-Phys.	Executive Vice President and Member of the Managing Board

/s/ Siegfried Russwurm Siegfried Russwurm, Prof. Dr.-Ing., Dipl.-Ing.	Executive Vice President and Member of the Managing Board

/s/ Peter Y. Solmssen Peter Y. Solmssen	Executive Vice President and Member of the Managing Board

/s/ E. Robert Lupone By: E. Robert Lupone Siemens Corporation, 601 Lexington Avenue, New York, NY 10022	Senior Vice President, General Counsel and Secretary of Siemens Corporation — Authorized Representative in the United States

     Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Iselin, New Jersey, on December 7, 2009.

SIEMENS SAVINGS PLAN
By:	/s/ Lawrence J. Steenvoorden
	Name:	Lawrence J. Steenvoorden
	Title:	Vice President, Treasurer and Controller of Siemens Corporation

     Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Iselin, New Jersey, on December 7, 2009.

SIEMENS SAVINGS PLAN FOR UNION EMPLOYEES
By:	/s/ Lawrence J. Steenvoorden
	Name:	Lawrence J. Steenvoorden
	Title:	Vice President, Treasurer and Controller of Siemens Corporation

INDEX TO EXHIBITS

4.2	Siemens Savings Plan

4.3	Siemens Savings Plan for Union Employees

4.4	English translation of Articles of Association of Siemens Aktiengesellschaft updated as of March 24, 2009 (incorporated by reference from Exhibit 1.1 to Siemens Aktiengesellschaft’s Form 20-F for the fiscal year ended September 30, 2009)

4.5	Deposit Agreement dated as of March 1, 2001 (as amended from time to time) among the Siemens Aktiengesellschaft, the JPMorgan Chase Bank, N.A. and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued thereunder (incorporated by reference from the Exhibit to Registration Statement No. 333-13208) (the “Deposit Agreement”)

4.6	Amendment No. 1 to Deposit Agreement (incorporated by reference from Exhibit (a)(2) to Post-Effective Amendment to Registration Statement No. 333-123425)

5.1	Opinion of Solms U. Wittig, General Counsel Corporate and Finance of Siemens Aktiengesellschaft

23.1	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm

23.2.	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, registered public accounting firm that was independent as of the date of their audit report dated November 21, 2008

23.3	Consent of J.H. Cohn LLP, independent registered public accounting firm

23.4	Consent of KPMG LLP, registered public accounting firm that was independent as of the date of their audit report dated June 20, 2008

23.5	Consent of Solms U. Wittig, General Counsel Corporate and Finance of Siemens Aktiengesellschaft (included in Exhibit 5.1)

24	Power of Attorney (included in signature pages)